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                          [UNION PACIFIC LETTERHEAD]

                                                       NEWS RELEASE

           UNION PACIFIC REINFORCES ITS ICC CASE FOR A COMBINATION
                                WITH SANTA FE

                    Bethlehem, PA, November 1 -- Union Pacific
          Corporation (NYSE: UNP) today provided Santa Fe Pacific Corporation (NYSE: SFX) with additional comments on the factual case Union Pacific would expect to make to the Interstate Commerce Commission if a Union Pacific/Santa Fe combination were agreed to. Union Pacific's comments are in response to a letter dated October 27, 1994 from Robert D. Krebs, Chairman, President and Chief Executive Officer of Santa Fe, to Union Pacific concerning the ICC issue.

                    In a letter to Krebs, Dick Davidson, President of Union Pacific Corporation and CEO of Union Pacific Railroad Company, said "UP does not believe Santa Fe has given the Union Pacific case and the opinions of outside experts fair or open-minded consideration."

                    Davidson said, "[i]t is plainly mistaken to dismiss, as you do, the very significant service and efficiency benefits of a UP/Santa Fe merger." Mr. Davidson added, "[A]s your lawyers surely know, under the governing law and precedents, public benefits are one of the two vital elements, together with any adverse effects on competition and essential services, that are weighed in the ICC's overall public interest determination."

                    Regarding the issue of impact of a UP/Santa Fe combination on rail competition, Davidson told Krebs that UP "will accept conditions to preserve and enhance rail competition" in the two markets where UP believes there are arguably genuine competitive concerns. Davidson also advised that "UP would accept conditions granting a second railroad competitive access to every one of the points served by only UP and Santa Fe -- an offer that BN and Santa Fe have not made." Davidson pointed out, "there are a substantial number of points that would be reduced from two serving railroads to one in a BN/Santa Fe merger..."

                    Union Pacific previously submitted to Santa Fe the conclusions and individual reports of a panel of five experts on ICC and transportation matters regarding Union Pacific's proposed combination with Santa Fe. The three ICC experts on the panel concluded, among other things, that a UP/Santa Fe merger should have good prospects of obtaining ICC approval.

                    In his letter to Krebs, Davidson observed, "The five members of the panel have never represented UP in any matter (save for some minor consulting on shipper attitudes by Dr. Langley). Moreover, they are anything but single-minded proponents of rail mergers: former ICC Commissioner Sterrett voted against the SFSP merger proposal, and Mr. Kharasch led the successful effort of the railroad opponents to defeat that proposal...
          Without exception, the panelists reached distinctly favorable conclusions as to the case that UP intends to present to the ICC."

                    The full text of the letter from Davidson to Krebs follows.

                                    # # #



                                        November 1, 1994

          Mr. Robert D. Krebs
          Chairman, President and CEO
          Santa Fe Pacific Corporation
          1700 East Golf Road
          Schaumburg, IL  60173

          Dear Rob:

                    On October 17, we sent to you and the Santa Fe Board a memorandum describing the case that UP would expect to present to the ICC in support of a UP/Santa Fe merger, and on October 24, we forwarded a set of reports from the five-member panel of experts that UP had asked to review the October 17 memorandum and express their views on the prospects for success of UP's ICC case.
          Your October 27 letter to Drew Lewis offers various comments on the October 17 memorandum and the experts' reports. Your letter reasserts your contention, first made promptly upon the submission of our original offer on October 5, that a UP/Santa Fe merger "is not likely to be approved by the ICC."

                    UP does not believe that your October 27 letter, any more than your hasty statement in early October, reflects a fair or open-minded consideration of the issues. UP's acquisition proposal, as revised on October 30, offers significantly greater value to Santa Fe shareholders, based on current market prices, than a BN transaction. We believe that UP and Santa Fe, working together, can present a compelling case to the ICC for approval of a merger of their railroads. If Santa Fe were genuinely interested in evaluating the case that UP and Santa Fe can jointly make to the ICC in support of a merger of their two railroads, it would, as we have repeatedly requested, meet with UP, in accordance with the terms of its merger agreement with BN, to analyze and discuss the issues in depth.

                    Rather than addressing each and every
          inaccuracy in your October 27 letter, we shall confine ourselves to some key points. We repeat our request that Santa Fe's Board and management meet with UP and its advisors to explore the many opportunities inherent in a meeting of our railroads and to negotiate an acquisition agreement that is in the best interest of Santa Fe's shareholders and the shipping public.

          1. The detailed reports of UP's panel of experts support the conclusion that a UP/Santa Fe merger can be approved by the ICC -- and the strained efforts in your October 27 letter to find some different message in those reports, or to dismiss them as "not good enough for our shareholders" or of "little if any probative weight," are not credible. The five members of the panel have never represented UP in any matter (save for some minor consulting on shipper attitudes by Dr. Langley). Moreover, they are anything but single-minded proponents of rail mergers: former ICC Commissioner Sterrett voted against the SFSP merger proposal, and Mr. Kharasch led the successful effort of the railroad opponents to defeat that proposal. These five noted authorities -- and only these five individuals -- were asked by UP to review the October 17 memorandum outlining the ICC case UP intends to make, and to state their conclusions as to the strength of that case, whatever those conclusions might be. Without exception, the panelists reached distinctly favorable conclusions as to the case that UP intends to present to the ICC."

          2. While not "denying that there would be benefits" from a UP/Santa Fe merger, you dismiss those public benefits as "unlikely to be persuasive to the ICC" and unimportant to the ICC's determination of whether to approve the transaction. But, as your lawyers surely know, under the governing law and precedents, public benefits are one of the two vital elements, together with any adverse effects on competition and essential services, that are weighed in the ICC's overall public interest determination. The ICC's rail merger policy statement and a long line of ICC rail merger decisions make clear that significant public benefits, such as the dramatically improved transportation quality at lower cost that would result from a UP/Santa Fe merger, can outweigh even significant anticompetitive effects of a railroad merger and mandate approval of the merger under the public interest standard. Significant public benefits are all the more decisive when, as UP is proposing, any genuine competitive concerns are alleviated through conditions. Thus, it is plainly mistaken to dismiss, as you do, the very significant service and efficiency benefits of a UP/Santa Fe merger.

          3. The few specific criticisms you offer of the benefits we outlined are wide of the mark. Your discussion of the extensive new single-line service that would be offered by a UP/Santa Fe merger, for example, states that "most" of that new single-line service would be on "north-south routes" in the "central United States" and suggests that only a BN/Santa Fe merger would produce "new transcontinental single-line service." This ignores the number one item on the list in UP's October 17 memorandum of the competitive single-line service benefits of a UP/Santa Fe merger -- service across the Southern Corridor between California, Arizona and New Mexico, on the one hand, and major markets such as New Orleans and the Gulf Coast chemical producers, on the other hand. Your statement that Santa Fe intermodal service already is equal to the service that would be provided by a UP/Santa Fe combination is contradicted by the information submitted to the ICC last month in the BN/Santa Fe merger application. The application shows about three intermodal trains per day from Chicago to the San Francisco Bay Area and about four from Chicago to Los Angeles. There is no doubt that combining UP and Santa Fe services would permit more frequent schedules in both corridors. There would also be significant improvements in automobile handling through instituting new through unit auto trains.

          4. You criticize the treatment of the competition issue in UP's October 17 memorandum as inadequate, but it is your letter, not our memorandum, that fails to address the issue. UP has identified the two markets where we believe that there are arguably genuine competitive concerns -- the market for originations of grain in Kansas and Oklahoma, and the market for the transportation of service-sensitive freight between California and the Midwest. UP also stated that it will accept conditions to preserve and enhance rail competition in these markets, and gave specific examples of such conditions. Our memorandum also stated that UP would accept conditions granting a second railroad competitive access to every one of the points served by only UP and Santa Fe -- an offer that BN and Santa Fe have not made. (Instead, BN and Santa Fe have agreed to terminate their merger agreement if ICC conditions significantly affect the economic benefits of the transaction. As you are no doubt aware, there are a substantial number of points that would be reduced from two serving railroads to one in a BN/Santa Fe merger, including Amarillo, TX; Lubbock, TX; Superior, NE; Fort Madison, IA; Galesburg, IL; and Trinidad, CO.) Your only response is to cite as a potential problem the transportation of service-sensitive intermodal and automotive traffic in the California-Midwest corridor -- precisely one of the two markets that we identified -- and then to refer to "many other competitive problems." We wonder what "other competitive problems" you see. Surely they do not arise from the fact that UP and Santa Fe are parallel between Denver, Chicago, Kansas City, Dallas/Fort Worth, Houston and Galveston, since BN and Santa Fe are parallel between all of the same cities -- as well as in other corridors, such as Denver-West Texas, where UP is not a competitor.

          5. You also dismiss the fact that the ICC has approved many rail mergers that involved significant parallelism, arguing that this precedent is too small, that one too old, the other not sufficiently parallel, and so on. But this will not wash. In an interview in Sunday's Chicago Tribune, you say that Santa Fe recently had extensive merger talks with Southern Pacific. That merger is not only parallel; unlike UP/Santa Fe, it reduces major corridors from two railroads to one, and was rejected by the ICC in 1986. But you can only have had these talks with the belief that such a parallel merger could secure ICC approval. Also, only last June, your company bid on the Kansas City Southern Railway - a proposed merger between strong carriers that both have routes between Kansas City and points in Texas and Louisiana. Notably, so did BN -- and a BN/KCS merger would have been a merger between strong carriers with significant parallel aspects. Evidently Santa Fe and BN have only very recently adopted the view that parallel mergers cannot be approved by the ICC, and that the express contrary provision in the ICC's formal rail merger policy statement has somehow become inoperative.

          6. Contrary to your suggestion, a UP/Santa Fe transaction with conditions that would significantly strengthen SP's California-Midwest routes would not be at all analogous to a Great Northern/Northern Pacific transaction with conditions in favor of the Milwaukee Road. SP is a clearly viable carrier in the midst of a major financial turnaround, as you yourself recognized in an October 28 interview on the Dow Jones Investor Network; Milwaukee was in financial distress at the time of the Northern Lines merger. Moreover, at a time when carload business was the mainstay of the railroads, the Milwaukee had limited industry access on its Pacific Extension, whereas SP has the most extensive industry access in California and is Santa Fe's strongest competitor in that state.

          7. You give no weight to UP's proposal to agree up front to the conditions necessary to address any legitimate competitive concerns -- a proposal that the experts we consulted considered critical in distinguishing our approach from that of Santa Fe and SP in the failed SFSP application. Apparently you disregard this critical factor because of your belief that the "ICC as a policy matter has declined to use its authority to create ameliorating conditions to cure anticompetitive aspects of mergers." But the Commission's policy statement is directly to the contrary, and one need only cite the examples of UP/MP/WP, in which some 1,400 miles of trackage rights were granted to DRGW, SP and MKT to ameliorate competitive problems, and UP/MKT, in which extensive conditions in favor of SP and KCS were approved to ameliorate competitive problems, to demonstrate that the Commission takes its policy seriously.

          8. Finally, you label UP's acquisition proposal "non-binding," as if this rules it out. Our proposal can become binding very quickly, once Santa Fe stops seeking to justify its disregard of its stockholders' best interests by hiding behind untenable arguments about the ICC prospects of a UP/Santa Fe merger and sits down with us to talk seriously.

               Both the service and competition issues relating to a UP/Santa Fe merger are best addressed by detailed, cooperative discussions between our companies, rather than by public exchanges of letters. We continue to hope that Santa Fe will reconsider its refusal to discuss these matters.

          Sincerely,

          Dick Davidson
          President,
            Union Pacific Corporation
          Chairman and CEO,
            Union Pacific Railroad Company

          cc:  Board of Directors
               Santa Fe Pacific Corporation